EXHIBIT 2.2

FIRST AMENDMENT TO

ARRANGEMENT AGREEMENT

This First Amendment to Arrangement Agreement (this “Amendment”) is made and entered into as of August 11, 2008, by and between Sonus Pharmaceuticals, Inc. a Delaware corporation (“Sonus”), and OncoGenex Technologies Inc., a corporation organized pursuant to the Canada Business Corporations Act (“OncoGenex”). Sonus and OncoGenex are sometimes referred to herein as the “Parties.”

RECITALS

A.        The Parties entered into an Arrangement Agreement dated as of May 27, 2008 (the “Agreement”).

B.        Pursuant to Section 7.1 of the Agreement, the Agreement may be amended from time to time by mutual written agreement of the Parties.

C.        The parties have decided to amend the Agreement by amending certain provisions of the Agreement as set forth in this Amendment.

D.        OncoGenex has obtained the requisite consent of its securityholders to authorize OncoGenex to enter into this Amendment.

AGREEMENT

Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

1.           Waiver. Effective upon Sonus being designated as a reporting issuer under Section 3.2 of the Securities Act (British Columbia) pursuant to BC Policy 12-601 – Designation as a Reporting Issuer (Extraprovincial Issuers) and provided such designation occurs by August 18, 2008 ("Reporting Issuer Designation"), OncoGenex waives compliance by Sonus with the covenants in Section 2.6(a) and (b) and Section 5.3(b)(iv) of the Agreement.

2.	Amendments.

(a)       Section 2.6(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Sonus shall use its best commercial efforts to cause Sonus Common Shares to be listed for trading on the Toronto Stock Exchange by September 22, 2008 and in the event such listing is not obtained by that date, Sonus will continue to use its best commercial efforts to obtain such listing until such listing is obtained or, acting reasonably, Sonus' Board of Directors determines that such listing cannot be obtained.”

(b)       Effective upon Reporting Issuer Designation, the Agreement is deemed to be amended by adding the following at the end of Section 2.6 as Section 2.6(g):

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"(g)      Sonus shall use its best commercial efforts to remain a reporting issuer under the Securities Act (British Columbia)."

(c)       Effective upon Reporting Issuer Designation, Section 2.7(a)(ii) of the Agreement is deemed to be amended by adding the following words immediately after the reference to Section 2.6(b) therein:

"or in connection with Sonus being designated as a reporting issuer under the Securities Act (British Columbia) or having Sonus Common Shares listed on the Toronto Stock Exchange."

(d)       Effective upon Reporting Issuer Designation, Section 3.2.47(c) of the Agreement is deemed to be amended by deleting it in its entirety and replacing it with the following:

"The issuance of Sonus Common Shares and Assumed Options on the Effective Date pursuant to this Agreement and the Plan of Arrangement will be exempt from the prospectus and dealer registration requirements under the applicable securities laws of the Canadian Jurisdictions. The issuance of Sonus Common Shares upon the exercise of Assumed Options from time to time in accordance with their terms, will be exempt from the prospectus and dealer registration requirements under the applicable securities laws of the Canadian Jurisdictions. In the event that Sonus is designated as a reporting issuer under the Securities Act (British Columbia) prior to the Effective Date, the first trade of Sonus Common Shares (i) issued pursuant to the Arrangement; or (ii) issued upon exercise of Assumed Options from time to time in accordance with their terms (collectively, in this section, the "Transaction Securities"), from time to time will not be or deemed to be a "distribution" (within the meaning of applicable securities laws of the Canadian Jurisdictions) provided that:

(i)	Sonus is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(ii)	the trade is not a "control distribution" as defined in National Instrument 45-102 – Resale of Securities;

(iii)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

(iv)	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(v)	if the selling security holder is an insider or officer of Sonus, the selling security holder has no reasonable grounds to believe that Sonus is in default of securities legislation.

The foregoing representation is based on Laws in effect or as proposed as of the date hereof and assuming that such Laws are not amended prior to the date of any particular trade referred to above and is also based on the

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qualification that no "cease-trade" or similar order restricting trades in any of the Transaction Securities is in effect at such time."

(e)       Effective upon Reporting Issuer Designation, Section 6.3(e) of the Agreement in deemed to be amended by deleting it in its entirety and replacing it with the following:

"Sonus shall be a reporting issuer under the Securities Act (British Columbia)";

(f)	Section 1.1 of the Plan of Arrangement is hereby amended by:

(i)	deleting the reference to "March 27, 2008" in the definition of "Arrangement Agreement" and replacing it with "May 27, 2008";

(ii)	deleting the definition of "Letter of Transmittal" in its entirety and replacing it with the following:

"Letter of Transmittal" means the Letters of Transmittal for use by the holders of OncoGenex Shares and/or OncoGenex Debentures in the form provided by Sonus or OncoGenex to the holders of OncoGenex Shares and/or OncoGenex Debentures;"; and

(iii)	deleting the definition of "Depositary" in its entirety and replacing it with the following:

"Depositary" means Computershare Investor Services Inc., at such offices as will be set out in the Letter of Transmittal;"

3.	Miscellaneous

(a)       Effect of Amendment. The provisions of this Amendment are hereby incorporated into and made part of the Agreement. Except as amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect.

(b)       Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Agreement.

(c)       Entire Agreement. The Agreement (including the documents and the instruments referred to therein) and this Amendment constitute the entire agreement among the parties and supersede all prior agreements, understandings and representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

(d)       Counterparts. This Amendment may be executed in counterparts, which shall constitute one and the same instrument. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Arrangement Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONUS PHARMACEUTICALS, INC. /s/ Michael A. Martino By: Michael A. Martino Its: President and CEO

ONCOGENEX TECHNOLOGIES INC. /s/ Scott Cormack By: Scott Cormack Its: President and CEO

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